EXHIBIT 99.1
STEWART INFORMATION SERVICES CORPORATION
DETAILS OF INVESTMENTS

	JUNE 30	DEC 31
	2007	2006
	($000 omitted)
Investments, at market, partially restricted:
Short-term investments	133,270	161,711
Municipal bonds	230,185	224,713
Corporate and utility bonds	147,630	144,399
Foreign bonds	123,131	117,885
U.S. Government bonds	42,072	45,332
Equity securities	38,820	36,260
Mortgage-backed securities	196	200

	715,304	730,500

The totals above are the sum of three separate line items on the condensed consolidated balance sheets contained herein as:

	JUNE 30	DEC 31
	2007	2006
	($000 omitted)

Short-term investments	133,270	161,711
Investments – statutory reserve funds	520,531	490,540
Investments – other	61,503	78,249

	715,304	730,500